THE GILLETTE COMPANY                                                                 EXHIBIT 23a
GLOBAL EMPLOYEE STOCK OWNERSHIP PLAN

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-128859) on Form S-8 of The Gillette Company Global Employee Stock Ownership Plan of our report dated April 10, 2007, with respect to the statements of assets available for plan benefits of The Gillette Company Global Employee Stock Ownership Plan as of December 31, 2006 and 2005, and the related statements of changes in assets available for plan benefits for the years then ended, which report appears in the December 31, 2006 annual report on Form 11-K of The Gillette Company Global Employee Stock Ownership Plan.

/s/ Plante & Moran, PLLC

Southfield, Michigan
April 12, 2007